Exhibit 10.20

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement) is entered into as of this 29th day of February, 2008 by and between Berthel Fisher & Company Financial Services, Inc., an Iowa corporation whose business address is 701 Tama Street, Building B, Marion, Iowa 52302 (“Berthel”) and American Defense Systems, Inc., a Delaware corporation whose address is 230 Duffy Avenue, Unit C, Hicksville, New York 11801 (“ADSI”).

WHEREAS, Thomas J. Berthel (“Tom Berthel”), a registered representative of Berthel, which is a member firm of the Financial Industry Regulatory Authority, Inc., assisted ADSI in negotiating an investment banking agreement between ADSI and Midtown Partners & Co., LLC (“Midtown”) pursuant to which Midtown has arranged for West Coast Opportunity Fund, LLC (“West Coast”) to enter into an agreement to make an investment in ADSI in the amount of Fourteen Million Five Hundred Thousand and NO/100 Dollars ($14,500,000) (the “West Coast Transaction”); and

WHEREAS, ADSI desires to compensate Berthel for its part in negotiating the Midtown investment banking agreement.

NOW THEREFORE, in consideration of the mutual benefits to derived by each party hereto and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.             ADSI acknowledges Berthel’s assistance in working with Midtown which led to the agreement to enter into the West Coast Transaction.  As compensation for the services provided by Berthel, ADSI agrees to and will pay Berthel a success fee equal to one percent (1%) of the dollar amount of the West Coast investment in ADSI (the West Coast Fee”).  Payment of the West Coast Fee to Berthel will be due and will take place simultaneous with the settlement of the West Coast Transaction, or if more than one settlement then a pro rated portion at the time of each individual settlement.  No payment will be due Berthel unless and until ADSI receives funds from West Coast.  If no funds are received from West Coast by ADSI by February 28, 2009, this agreement shall expire and no payment shall be due Berthel.

2.             Except as otherwise specifically agreed to herein, all notices and other communications made pursuant to this Agreement shall be in writing and when (i) delivered in person, (ii) by registered or certified mail-return receipt requested, (iii) by recognized commercial carrier or overnight courier or (iv) by facsimile transmission, shall be deemed given (a)upon receipt, (b) five days after the notice has been deposited in the mail, postage prepaid, by registered or certified mail, return receipt requested, (c) one business day after the notice has been delivered to such courier service marked for overnight delivery, or (d) the same business day if faxed prior to 5:00 PM Eastern time, or the next business day if faxed after 5:00PM Eastern time or on a day other than a business day.  All notices sent shall be sent to the respective address indicated herein or as otherwise designated pursuant to this Section 7.

3.             This letter agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understanding and agreements and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement executed by both parties hereto.

4.             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.   In the event of a disagreement between the parties all parties agree to be subject to and submit to personal jurisdiction of the state and federal courts located in the State of New York.

5.             If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restriction contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

American Defense Systems, Inc.	Berthel Fisher & Company
Financial Service, Inc.

By:	By:
Title:	Name:	Thomas J. Berthel
	Title:	CEO